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                                                                     Exhibit 5.1

                        [COOLEY GODWARD LLP LETTERHEAD]


February 8, 2000


Vitria Technology, Inc.                             ERIC C. JENSEN
500 Ellis St.                                       650 843-5049
Mountain View, CA 94043                             jensenec@cooley.com

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Vitria Technology, Inc., (the "Company"), of a Registration Statement on Form S-1, as amended (the "Registration Statement"), with the Securities and Exchange Commission (the "Commission"), covering an underwritten public offering of up to 5,750,000 shares of Common Stock (the "Common Stock").

In connection with this opinion, we have (i) examined and relied upon the Registration Statement and related Prospectus, the Company's Certificate of Incorporation, as amended, and the Company's Bylaws, as amended, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below; and (ii) assumed that the shares of the Common Stock will be sold by the Underwriters at a price established by the Pricing Committee of the Board of Directors of the Company.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Common Stock, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

By: /s/ Eric C. Jensen
   __________________________
    Eric C. Jensen